100 N. Barranca Ave. #810
West Covina, California 91791
Tel: (626) 839-6638

April  , 2010

Via Electronic Mail

Gerry Goldberg
Address: 19 Peter Andrew Crescent
Thornhill, Ontario L4J3E2
Canada
Tel:  (416)460-3000

Re:	Board of Directors – Offer Letter

Dear Mr. Goldberg:

Ever-Glory International Group, Inc., a Florida corporation (the “Company”), is pleased to offer you a director position on its Board of Directors (the “Board”).  The Board’s purpose is to oversee or direct the property, affairs and business of the Company.

Should you chose to accept this position as a member of the Board, this letter shall constitute an agreement between you and the Company (the “Agreement”) and contains all the terms and conditions relating to the services you are to provide.

1.           Term.  This Agreement shall be effective  from the later of a) April 1 2010 and b) the next day after the Company’s filing of its Form 10-K Annual Report for fiscal year ended on December 31, 2009 (the “Effective Date”). Your term as director shall continue until your successor is duly elected and qualified.  The position shall be up for re-election each year at the annual shareholder’s meeting and upon re-election, the terms and provisions of this agreement shall remain in full force and effect unless otherwise revised on such terms as mutually agreed to by you and the Company.

2.           Services.  You shall render services in the area of overseeing or directing the Company’s property, affairs and business (hereinafter your “Duties”). Every year, the Board shall hold such number meetings at such times and locations as determined by the Chairman of the Board, and participate in the meetings via teleconference, video conference or in person.  Upon the reasonable request of the Chairman, you agree to attend one or more board meetings in person (each, an “Attended Meeting”).  You shall consult with the other members of the Board as necessary via telephone, electronic mail or other forms of correspondence.  In addition, you agree to be appointed to certain special committees of the Board, initially consisting of the Audit and Compensation Committees, and participate as necessary, in person or via teleconference or video conference in the meetings of those special committees. The total number of formal Committee meetings the Company requests for your participation will not be more than seven times per 12 months starting from the effective date of the agreement.  You are entitled to an extra compensation of $500 for each additional formal Committee meeting you participate at the Chairman’s request.

3.           Services for Others. While we recognize that you do serve as a director of other companies and that you are a partner in a registered public accounting firm that represents and audits other companies, you understand and agree that you are and will be subject to our policy that restricts you from disclosing any material non public information concerning our company or from using or disclosing any of our trade secrets or other proprietary information. Similarly, we both agree that you will not use or disclose, in the performance of your duties as a director, any trade secrets or proprietary information of any other company.

4.           Compensation.  In consideration for your services as a member of the Board, the Company agrees to pay you an total annual compensation of $34,000 (the “Annual Compensation”) for your below services:

Audit Committee Member
Compensation Committee Member
Audit Committee Chairman
Audit Committee Financial Expert

In addition to the Annual Compensation, the Company will pay you an extra compensation of $500 for each additional formal Committee meeting you participate at the Chairman’s request.The Annual Compensation shall be paid to you in cash of $24,000 and in such number of shares of the Company’s restricted common stock having the aggregate value equal to $10,000, as determined by the average per share closing prices of the Company’s common stock as quoted on the OTC Bulletin Board or a national exchange, as applicable, for the five trading days leading up to and including the last trading date of the quarter following which the shares are to be issued (i.e. when the shares are issued within 30 days following the end of the second quarter and the fourth quarter.) of the year for which compensation is being paid. Compensation, in the form of shares, shall be issued and paid semi-annually, within 30 days following the end of the second and the fourth quarter (beginning with the second quarter of 2010), of each calendar year. Compensation, in the form of cash，shall be paid quarterly, within 30 days following the end of each quarter (beginning with the second quarter of 2010), of each calendar year. In addition, the Annual Compensation will be pro rated daily (based on a 360 day year) for any portion of the year during which you serve as a director.

If the Chairman requests your presence at an Attended Meeting, the Company agrees to reimburse all of your travel and other reasonable expenses relating to the Attended Meeting.  In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company.

Your compensation as a director and for service on committees in any future periods is subject to the determination of the Board of Directors, and may differ in future periods should you continue to serve on the board.

5.           D&O Insurance Policy. The Company agrees to obtain, within a reasonable time upon execution of this Agreement, Directors and Officers Liability Insurance with terms of at least $3,000,000 coverage, which shall be maintained throughout the term of this Agreement.

6.           No Assignment.  Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7.           Confidential Information; Non-Disclosure.  In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.           Definition.  For purposes of this Agreement the term “Confidential Information” means:

i.           Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.           Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.           By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

i.           Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

ii.           Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.           Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.           Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same.  In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or upon termination of this agreement.

d.           No Disclosure.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of his business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement.

8.           Certain Representations.  You represent and agree that you are accepting the Shares for your own account and not with a view to or for sale in connection with any distribution thereof.  You understand that the Shares will be subjected to the restrictions in the Company’s Articles of Incorporation and Bylaws and will not be freely transferable.  You further represent that you are an “accredited” investor as this term is defined in the Securities Act, and that by reason of your business or financial experience, you have the capacity to protect your own interest in connection with receiving the Shares as compensation.  You further represent that you were not solicited by publication of any advertisement in connection with the receipt of the Shares and that you have consulted tax counsel as needed regarding the Shares.

9.           Independent Contractor.  In performing your services on the Board, you will be an independent contractor and not an employee of the Company. Except as set forth in this Agreement, you will not be entitled to any additional compensation or participate in any benefit plans of the Company in connection with your services on the Board.  You may not bind the Company or act as a principal or agent thereof.

10.           Entire Agreement; Amendment; Waiver.  This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set forth above.

Sincerely,

EVER-GLORY INTERNATIONAL GROUP, INC.

By:
Guo Yan
Chief Financial Officer

AGREED AND ACCEPTED:

Gerry Goldberg